Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William P. Kelly, EVP & CFO
(321) 984-1414

RELM Wireless announces capital return program

WEST MELBOURNE, FL, May 19, 2016 – RELM Wireless Corporation (NYSE MKT: RWC) today announced that on May 18, 2016, its Board of Directors approved the repurchase of up to 500,000 shares of the Company's common stock, from time to time, pursuant to a stock repurchase plan in conformity with the provisions of Rule 10b5-1 and Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the "Repurchase Program"). The Repurchase Program has no termination date.

RELM also announced that on May 18, 2016, the Board of Directors of the Company approved a quarterly dividend of $0.09 per share of the Company's common stock, payable on June 17, 2016 to shareholders of record of RELM's common stock as of the close of business on June 1, 2016.

RELM President and Chief Executive Officer David Storey commented, “We are excited to reward our shareholders with this significant return of capital through a share repurchase program and quarterly dividend. The quarterly dividend, when annualized, translates to nearly an 8% dividend yield on our stock price as of the prior day's close."

Timothy O'Neil, RELM's Chairman of the Board added, "We believe that RELM is very well positioned to create value for shareholders. We are excited with the recent sales momentum and we are pleased that we can return capital to shareholders while continuing to invest for future growth."

Kyle Cerminara, a Member of the Board of Directors of RELM and a representative of RELM's largest shareholder, Fundamental Global Investors, LLC concluded, "This capital return program is a significant step in the right direction for RELM. We are very pleased with the progress at the company and we look forward to continued improvements over the months and years to come."

About RELM Wireless Corporation

As an American Manufacturer for almost 70 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site atwww.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.